                                                                       EXHIBIT 8



                                                                October 26, 2001


The Hartford Financial Services Group, Inc.
Hartford Plaza
Hartford, Connecticut 06115

                   The Hartford Financial Services Group, Inc.
                              Hartford Capital III
                       Registration Statement on Form S-3
                  Prospectus Supplement dated October 19, 2001


Ladies and Gentlemen:

      We have acted as special counsel to The Hartford Financial Services Group, Inc., a Delaware corporation (the "Company"), and Hartford Capital III, a Delaware business trust (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), by the Company, of a Registration Statement on Form S-3 (File No. 333-49666) (the "Registration Statement"), relating to the issuance and sale by the Trust of $500,000,000 liquidation amount of its 7.45% Trust Originated Preferred Securities, Series C.

      We have participated in the preparation and filing with the Commission under the Act of the Registration Statement, all amendments thereto and the Prospectus Supplement of the Company and the Trust, dated October 19, 2001 (the "Prospectus Supplement"). In addition, in furnishing this opinion, we have relied upon such records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In this examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity, validity and enforceability of all documents submitted to us as original documents, (iii) conformity to original documents of all documents submitted to us as certified or photostatic copies,
(iv) the transactions described in the Prospectus Supplement are performed in the manner described in the Prospectus Supplement and (v) full compliance with the Amended and Restated Trust Agreement. We have further assumed, with your permission, that the likelihood that the Company will exercise its right under
Section 2.5 of the Supplemental Indenture between the Company and Wilmington Trust Company, as Trustee, dated as of October 26, 2001 to extend the interest payment period on the junior subordinated debentures held by the Trust is remote.

      Based on the foregoing, and subject to the limitations, qualifications, and assumptions set forth herein, we confirm that the statements of law and legal conclusions set forth under the heading "United States Federal Income Tax Consequences" in the Prospectus Supplement represent our opinion.

      Our opinion is based upon the Internal Revenue Code of 1986, as amended, treasury regulations (including proposed treasury regulations) issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. No assurance can be given that the law and facts will not change, and we have not undertaken to advise you or any other person with respect to any event subsequent to the date hereof.

      We hereby consent to the filing of this opinion as an exhibit to a report of the Company on Form 8-K and its incorporation by reference into the Registration Statement and to the reference to us under the heading "United States Federal Income Tax Consequences" in the Prospectus Supplement forming a part of the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                       Very truly yours,

                                                       /s/ Debevoise & Plimpton


                                       2